Exhibit 99.1

SURGERY PARTNERS, INC. ANNOUNCES SECOND QUARTER 2021 RESULTS

BRENTWOOD, Tenn., August 4, 2021 (GLOBE NEWSWIRE) - Surgery Partners, Inc. (NASDAQ:SGRY) ("Surgery Partners" or the "Company"), a leading provider of surgical services, today announced results for the second quarter ended June 30, 2021.
•Revenues increased approximately 45% from the prior year period to $543.3 million
◦Days adjusted same-facility revenues increased 45% from the prior year period
◦Days adjusted same-facility case volume increased 68% from the prior year period

•Net loss attributable to common stockholders was $26.9 million
◦Adjusted EBITDA increased to $75.9 million, growth of approximately 30% over the prior year period
◦Adjusted EBITDA excluding the benefit from CARES Act grant recognition increased to $73.0 million, growth of approximately 134% over the prior year period
◦2021 Full year Adjusted EBITDA guidance increased to at least $325 million
Wayne DeVeydt, Executive Chairman of the Board of Surgery Partners, stated, “Our second quarter results continue the strong performance from our first quarter of 2021 as our business continues to rebound from the pandemic. During this quarter, we saw recovery in all service lines and resiliency in the higher acuity cases, as more patients, physicians and payors experience the value of our short-stay facilities. We are emerging from the pandemic in a stronger position operationally and financially to capture the growing share of surgical cases migrating to lower-cost, high clinical quality facilities that our partnerships provide. This momentum gives us confidence to increase our projected outlook for the remainder of the year.”
Eric Evans, Chief Executive Officer, stated, “The investments we have made and continue to make have positioned us well to support the rapid shift of care to higher value settings. When combined with our relentless focus on recruiting the best doctors, we are seeing a sustainable shift in our case mix. Our results this quarter demonstrate that strength, with same-facility revenue growth of 45% compared to the same quarter last year and same facility volumes that achieved nearly 104% of the same quarter in 2019.”
“We continue to focus on shifting higher acuity procedures into our purpose-built, lower cost settings. In the second quarter of 2021, total joint volume in our ASCs grew by 144%, with approximately one-third of our volume inside the quarter coming from Medicare procedures. We are excited to continue to grow this service line into 2022 and beyond.”
Tom Cowhey, Chief Financial Officer, commented, “Given the strength of the Company’s performance and its liquidity position, we continue to prudently evaluate investment opportunities that align with our strengths and the dynamic market landscape. We are pleased to have deployed over $100 million of capital year to date August, and we have a robust pipeline with over $200 million of acquisitions under letter of intent. We remain confident in our ability to accretively deploy capital with strategically relevant partners in the second half of 2021.”
Second Quarter 2021 Results
Revenues for the second quarter of 2021 increased 45.0% to $543.3 million from $374.7 million for the second quarter of 2020. Days adjusted Same-facility Revenues for the second quarter of 2021 increased 44.8% from the same period last year, with a decrease in revenue per case of 14.0% and an increase in same-facility cases of 68.3%. For the second quarter of 2021, the Company’s net loss attributable to common stockholders and Adjusted EBITDA was $26.9 million and $75.9 million, respectively, compared to $42.2 million and $58.2 million for the same period last year. Adjusted EBITDA benefited from the recognition of $2.9 million of CARES Act grants inside the quarter. Excluding CARES Act grants, Adjusted EBITDA would have been $73.0 million.
Year to Date 2021 Results
Revenues year-to-date 2021 increased 29.4% to $1,055.7 million from $815.7 million for the 2020 period. Days adjusted Same-facility Revenues for year-to-date 2021 increased 28.9% from the same period last year, with a decrease in revenue per case of 2.9% and an increase in same-facility cases of 32.7%. For year-to-date 2021, the Company’s net loss attributable to common stockholders and Adjusted EBITDA was $58.2 million and $148.8 million, respectively, compared to $79.2 million and $104.7 million for the same period last year. Adjusted EBITDA benefited from the recognition of $13.7 million of CARES Act grants year-to-date. Excluding CARES Act grants, Adjusted EBITDA would have been $135.1 million.
2021 Outlook
The Company continues to project that it will be able to grow 2021 revenues by 18% to 20% over 2020 results and now projects 2021 Adjusted EBITDA of at least $325 million.
Liquidity
Surgery Partners had cash and cash equivalents of $464.8 million and $163.7 million of borrowing capacity under its revolving credit facility at June 30, 2021. Cash flows from operating activities was $2.3 million in the second quarter of 2021, compared to $181.9 million the prior year quarter. Net operating cash outflows, defined as operating cash flows less distributions to non-controlling interests, was $(29.8) million for the second quarter of 2021.

Year-to-date, operating cash flows were $52.5 million compared to $211.1 million in the prior year period. The decrease in both the quarter and year to date periods was driven primarily by cash inflows of government grants and Medicare advance payments provided through the CARES Act as well as actions taken to significantly reduce cash operating expenses and defer non-essential expenditures during the prior year periods. Further, on April 1, 2021, the Company made the final $30.7 million payment plus interest to the United States Department of Justice in relation to the April 2020 settlement involving a toxicology lab and pain management medical practice based in Tampa, Florida. The Company ceased operations at its toxicology lab in the third quarter of 2020. The Company additionally began repayments of Medicare advanced payments during the second quarter of 2021.

The Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, was 6.1x at the end of the second quarter of 2021. Excluding approximately $100 million of remaining cash advanced under the Medicare advance payments program, the Company’s ratio of total net debt to EBITDA, as calculated under the Company’s credit agreement, would have been 6.3x at the end of the second quarter of 2021.
During the second quarter, the Company updated its estimate of grant funds received that qualified for recognition, resulting in approximately $4.9 million being recognized as a reduction in operating expenses, representing $2.9 million of Adjusted EBITDA, after accounting for non-controlling interests.
Conversion of Preferred Stock
On May 17, 2021, the Company converted all outstanding shares of Series A Preferred Stock into 22.609 million shares of common stock. Following the conversion, no shares of Series A Preferred Stock remained outstanding.
Refinancing Transactions
On May 3, 2021, the Company refinanced $1.55 billion of term loans to extend the maturity until August of 2026 (subject to the Company refinancing, repaying or redeeming at least half of the Company's 6.750% senior unsecured notes due 2025 by April 1, 2025). In connection with this transaction, the Company entered into new LIBOR fixed rate swap arrangements through March of 2025. The Company expects that these transactions, in the aggregate, will save the Company over $7 million of annual cash interest.
Conference Call Information
Surgery Partners will hold a conference call today, August 4, 2021 at 8:30 a.m. (Eastern Time). The conference call can be accessed live over the phone by dialing 1-877-451-6152, or for international callers, 1-201-389-0879. A replay will be available two hours after the call and can be accessed by dialing 1-844-512-2921, or for international callers, 1-412-317-6671. The passcode for the live call and the replay is 13721475. The replay will be available until August 18, 2021.
Interested investors and other parties may also listen to a simultaneous webcast of the conference call by logging onto the Investor Relations section of the Company's website at www.surgerypartners.com. The replay will also be available on this same website for a limited time following the call.
To learn more about Surgery Partners, please visit the Company's website at www.surgerypartners.com. Surgery Partners uses its website as a channel of distribution for material Company information. Financial and other material information regarding Surgery Partners is routinely posted on the Company's website and is readily accessible.

About Surgery Partners
Headquartered in Brentwood, Tennessee, Surgery Partners is a leading healthcare services company with a differentiated outpatient delivery model focused on providing high quality, cost effective solutions for surgical and related ancillary care in support of both patients and physicians. Founded in 2004, Surgery Partners is one of the largest and fastest growing surgical services businesses in the country, with more than 180 locations in 30 states, including ambulatory surgery centers, surgical hospitals, multi-specialty physician practices and urgent care facilities. For additional information, visit www.surgerypartners.com.
Forward-Looking Statements
This press release contains forward-looking statements, including those regarding growth, our anticipated operating results for future periods and other similar statements. These statements can be identified by the use of words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “continues,” “estimates,” “predicts,” “projects,” “forecasts,” “may,” “could,” and similar expressions. All forward looking statements are based on current expectations and beliefs as of the date of this release and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those discussed in, or implied by, the forward-looking statements, including but not limited to, (i) the continuing effects of the COVID-19 outbreak in the United States and specifically in the regions in which we operate, the impact to the state and local economies of re-instituted restrictive orders and the pandemic generally, our ability to respond nimbly to challenging economic conditions, the unpredictability of our case volume in the current environment, our ability to preserve or raise sufficient funds to continue operations throughout this period of uncertainty, the impact of our cost-cutting measures on our future performance, our ability to cause distributions from our subsidiaries, the responsiveness of our payors, including Medicaid and Medicare, to the challenging operating conditions, including their willingness and ability to continue paying in a timely manner and to advance payments in a timely manner, if at all, (ii) our ability to execute on our operational and strategic initiatives, (iii) the timing and impact of our portfolio optimization efforts, (iv) our ability to continue to improve same-facility volume and revenue growth on the timeline anticipated, if at all, (v) our ability to successfully integrate acquisitions, (vi) the anticipated impact and timing of our ongoing efficiency efforts, as well as our ongoing procurement and revenue cycle efforts, (vii) potential reductions to payments we receive from third-party payors, including government health care programs and private insurance organizations, (viii) the impact of adverse weather conditions and other events outside of our control, and (ix) the other risks identified and discussed from time to time in the Company’s reports filed with the SEC, including in Item 1A under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020. Except as required by law, the Company undertakes no obligation to revise or update publicly any forward-looking statements to reflect events or circumstances after the date of this report, or to reflect the occurrence of unanticipated events or circumstances.
Use of Non-GAAP Financial Measures
In addition to the results prepared in accordance with generally accepted accounting principles in the United States ("GAAP") provided throughout this press release, Surgery Partners has presented the following non-GAAP financial measures: Adjusted net loss attributable to common stockholders, Adjusted net loss per share attributable to common stockholders, Adjusted EBITDA and Adjusted EBITDA excluding grant funds, which exclude various items detailed in the attached "Reconciliation of Non-GAAP Financial Measures".
These non-GAAP financial measures are not intended to replace financial performance measures determined in accordance with GAAP. Rather, they are presented as supplemental measures of the Company's performance that management believes may enhance the evaluation of the Company's ongoing operating results. These non-GAAP financial measures are not presented in accordance with GAAP, and the Company’s computation of these non-GAAP financial measures may vary from similar measures used by other companies. These measures have limitations as an analytical tool and should not be considered in isolation or as a substitute or alternative to revenue, net income or loss, operating income or loss, cash flows from operating activities, total indebtedness or any other measures of operating performance, liquidity or indebtedness derived in accordance with GAAP.

SURGERY PARTNERS, INC.
Selected Consolidated Financial Data
(Dollars in millions, except per share amounts, shares in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Revenues	$543.3	$374.7	$1,055.7	$815.7
Operating expenses:
Salaries and benefits	155.3	116.1	307.0	256.5
Supplies	157.5	110.1	304.8	239.4
Professional and medical fees	57.4	45.3	112.9	92.1
Lease expense	22.6	21.5	45.4	42.8
Other operating expenses	32.2	26.3	63.8	54.7
Cost of revenues	425.0	319.3	833.9	685.5
General and administrative expenses	24.5	25.3	51.3	48.1
Depreciation and amortization	25.2	23.4	50.9	45.2
Income from equity investments	(3.0)	(2.5)	(5.6)	(4.5)
Loss on disposals and deconsolidations, net	1.0	2.9	0.1	6.4
Transaction and integration costs	9.2	4.9	14.5	10.4
Grant funds	(4.9)	(43.1)	(20.0)	(43.1)
Loss on debt extinguishment	9.6	—	9.6	—
Litigation settlement	—	—	—	1.2
Other income	(2.8)	(0.2)	(2.8)	(1.7)
Total operating expenses	483.8	330.0	931.9	747.5
Operating income	59.5	44.7	123.8	68.2
Interest expense, net	(53.4)	(49.2)	(106.7)	(96.3)
Income (loss) before income taxes	6.1	(4.5)	17.1	(28.1)
Income tax benefit	(2.7)	(0.6)	(2.5)	(15.8)
Net income (loss)	8.8	(3.9)	19.6	(12.3)
Less: Net income attributable to non-controlling interests	(35.7)	(28.6)	(67.5)	(47.7)
Net loss attributable to Surgery Partners, Inc.	(26.9)	(32.5)	(47.9)	(60.0)
Less: Amounts attributable to participating securities	—	(9.7)	(10.3)	(19.2)
Net loss attributable to common stockholders	$(26.9)	$(42.2)	$(58.2)	$(79.2)

Net loss per share attributable to common stockholders
Basic	$(0.39)	$(0.86)	$(0.94)	$(1.63)
Diluted (1)	$(0.39)	$(0.86)	$(0.94)	$(1.63)
Weighted average common shares outstanding
Basic	69,267	48,840	62,060	48,661
Diluted (1)	69,267	48,840	62,060	48,661

(1) The impact of potentially dilutive securities for all periods presented was not considered because the effect would be anti-dilutive in those periods.

SURGERY PARTNERS, INC.
Selected Financial and Operating Data
(Dollars in millions, except per case and per share amounts)

	June 30, 2021	December 31, 2020
Balance Sheet Data (at period end):
Cash and cash equivalents	$464.8	$317.9
Total current assets	952.9	801.5
Total assets	5,620.6	5,413.2

Current maturities of long-term debt	69.6	64.4
Total current liabilities	531.9	556.8
Long-term debt, less current maturities	2,786.1	2,792.4
Total liabilities	3,780.5	3,789.8

Non-controlling interests—redeemable	312.8	306.8
Redeemable preferred stock	—	434.5

Total Surgery Partners, Inc. stockholders' equity	765.1	115.6
Non-controlling interests—non-redeemable	762.2	766.5
Total stockholders' equity	1,527.3	882.1

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Cash Flow Data:
Net cash provided by (used in):
Operating activities	$2.3	$181.9	$52.5	$211.1
Investing activities	(26.4)	(14.8)	(40.7)	(22.5)
Capital expenditures	(13.5)	(8.1)	(28.0)	(19.9)
Payments for acquisitions, net of cash acquired	(13.1)	(6.9)	(15.2)	(12.4)
Financing activities	(53.0)	(35.4)	134.8	45.0
Distributions to non-controlling interests	(32.1)	(27.7)	(63.4)	(51.7)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Other Data:
Number of surgical facilities as of the end of period	123	127	123	127
Number of consolidated surgical facilities as of the end of period	106	107	106	107

Cases	139,727	82,779	264,854	198,331
Revenue per case	$3,888	$4,527	$3,986	$4,113
Adjusted EBITDA (1)	$75.9	$58.2	$148.8	$104.7
Adjusted EBITDA excluding grant funds (1)	$73.0	$31.2	$135.1	$77.7
Adjusted EBITDA margin (2)	14.0%	15.5%	14.1%	12.8%
Adjusted net loss per share attributable to common stockholders - Basic (1)	$—	$(0.48)	$(0.27)	$(0.83)
Adjusted net loss per share attributable to common stockholders - Diluted (1)	$—	$(0.48)	$(0.27)	$(0.83)
(1) A reconciliation of these non-GAAP financial measures appears below.
(2) Defined as Adjusted EBITDA as a % of Revenues.

SURGERY PARTNERS, INC.
Supplemental Information
(Dollars in millions, except per case amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Same-facility Information (1):
Cases	153,064	90,925	286,951	216,164
Case growth	68.3%	N/A	32.7%	N/A
Revenue per case	$3,568	$4,147	$3,670	$3,779
Revenue per case growth	(14.0)%	N/A	(2.9)%	N/A
Number of work days in the period	64	64	127	128
Case growth (days adjusted)	68.3%	N/A	33.8%	N/A
Revenue growth (days adjusted)	44.8%	N/A	29.9%	N/A
(1) Same-facility information includes cases and revenues from our consolidated and non-consolidated surgical facilities (excluding facilities acquired in new markets or divested during the current and prior periods).

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Segment Revenues:
Surgical facility services	$525.8	$361.0	$1,021.6	$784.2
Ancillary services	17.5	13.2	34.1	30.2
Optical services	—	0.5	—	1.3
Total revenues	$543.3	$374.7	$1,055.7	$815.7

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Adjusted EBITDA:
Surgical facility services	$95.6	$80.0	$190.6	$147.2
Ancillary services	(0.1)	(1.3)	(1.0)	(3.3)
Optical services	—	0.2	—	0.6
All other	(19.6)	(20.7)	(40.8)	(39.8)
Total Adjusted EBITDA	$75.9	$58.2	$148.8	$104.7

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions)
The following table reconciles Adjusted EBITDA to income (loss) before income taxes in the reported condensed consolidated financial information, the most directly comparable GAAP financial measure:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020

Income (loss) before income taxes	$6.1	$(4.5)	$17.1	$(28.1)

Net income attributable to non-controlling interests	(35.7)	(28.6)	(67.5)	(47.7)
Depreciation and amortization	25.2	23.4	50.9	45.2
Interest expense, net	53.4	49.2	106.7	96.3
Equity-based compensation expense	4.1	3.4	9.3	6.9
Transaction, integration and acquisition costs (1)	11.4	10.1	20.8	22.7
Loss on disposals and deconsolidations, net	1.0	2.9	0.1	6.4
Litigation settlement and other litigation costs (2)	0.8	2.3	1.8	3.8
Loss on debt extinguishment	9.6	—	9.6	—
Gain on escrow release (3)	—	—	—	(0.8)
Adjusted EBITDA (4)	$75.9	$58.2	$148.8	$104.7
Less: Impact of grant funds (5)	(2.9)	(27.0)	(13.7)	(27.0)
Adjusted EBITDA excluding grant funds	$73.0	$31.2	$135.1	$77.7
(1) This amount includes transaction and integration costs of $9.2 million and $4.9 million for the three months ended June 30, 2021 and 2020, respectively. This amount further includes start-up costs related to a de novo surgical hospital of $2.2 million and $5.2 million for the three months ended June 30, 2021 and 2020, respectively. This amount includes transaction and integration costs of $14.5 million and $10.4 million for the six months ended June 30, 2021 and 2020, respectively. This amount further includes start-up costs related to a de novo surgical hospital of $6.3 million and $12.3 million for the six months ended June 30, 2021 and 2020, respectively.
(2) This amount includes other litigation costs of $0.8 million and $2.3 million for the three months ended June 30, 2021 and 2020, respectively. This amount includes other litigation costs of $1.8 million and $2.6 million for the six months ended June 30, 2021 and 2020, respectively. This amount further includes litigation settlement costs of $1.2 million for the six months ended June 30, 2020.
(3) Included in other income in the condensed consolidated statement of operations for the six months ended June 30, 2020.
(4) We use Adjusted EBITDA as a measure of financial performance. Adjusted EBITDA is a key measure used by management to assess operating performance, make business decisions and allocate resources. Non-controlling interests represent the interests of third parties, such as physicians, and in some cases, healthcare systems that own an interest in surgical facilities that we consolidate for financial reporting purposes. We believe that it is helpful to investors to present Adjusted EBITDA as defined above because it excludes the portion of net income attributable to these third-party interests and clarifies for investors our portion of Adjusted EBITDA generated by our surgical facilities and other operations. Adjusted EBITDA is not a measurement of financial performance under GAAP, and should not be considered in isolation or as a substitute for net income, operating income or any other measure calculated in accordance with GAAP. The items excluded from Adjusted EBITDA are significant components in understanding and evaluating our financial performance. We believe such adjustments are appropriate, as the magnitude and frequency of such items can vary significantly and are not related to the assessment of normal operating performance. Our calculation of Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies.
(5) Represents the impact of grant funds recognized, net of amounts attributable to non-controlling interests.

SURGERY PARTNERS, INC.
Reconciliation of Non-GAAP Financial Measures
(Dollars in millions, except per share amounts, shares in thousands)

From time to time, the Company incurs certain non-recurring gains or losses that are normally non-operational in nature and that it does not consider relevant in assessing its ongoing operating performance. When significant, Surgery Partners’ management and Board of Directors typically exclude these gains or losses when evaluating the Company’s operating performance and in certain instances when evaluating performance for incentive compensation purposes. Additionally, the Company believes that certain investors and equity analysts exclude these or similar items when evaluating the Company’s current or future operating performance and in making informed investment decisions regarding the Company. Accordingly, the Company provides adjusted net loss attributable to common stockholders and adjusted net loss per share attributable to common stockholders as supplements to the comparable GAAP financial measures. Adjusted net loss attributable to common stockholders and adjusted net loss per share attributable to common stockholders should not be considered measures of financial performance under GAAP, and the items excluded from such measures are significant components in understanding and assessing financial performance. These measures should not be considered in isolation or as an alternative to the comparable GAAP financial measures as presented in the consolidated financial statements.
The following table reconciles net income (loss) as reflected in the consolidated statements of operations to adjusted net loss attributable to common stockholders used to calculate adjusted net loss per share attributable to common stockholders:

	Three Months Ended June 30,		Six Months Ended June 30,
	2021	2020	2021	2020
Consolidated Statements of Operations Data:
Net income (loss)	$8.8	$(3.9)	$19.6	$(12.3)
Plus (minus):
Net income attributable to non-controlling interests	(35.7)	(28.6)	(67.5)	(47.7)
Amounts attributable to participating securities	—	(9.7)	(10.3)	(19.2)
Equity-based compensation expense	4.1	3.4	9.3	6.9
Transaction, integration and acquisition costs	11.4	10.1	20.8	22.7
Loss on disposals and deconsolidations, net	1.0	2.9	0.1	6.4
Litigation settlement and other litigation costs	0.8	2.3	1.8	3.8
Loss on debt extinguishment	9.6	—	9.6	—
Gain on escrow release	—	—	—	(0.8)
Adjusted net loss attributable to common stockholders	$—	$(23.5)	$(16.6)	$(40.2)

Adjusted net loss per share attributable to common stockholders
Basic	$—	$(0.48)	$(0.27)	$(0.83)
Diluted (1)	$—	$(0.48)	$(0.27)	$(0.83)
Weighted average common shares outstanding
Basic	69,267	48,840	62,060	48,661
Diluted (1)	69,267	48,840	62,060	48,661
(1) The impact of potentially dilutive securities for all periods presented was not considered because the effect would be anti-dilutive in those periods.

Contact
Surgery Partners Investor Relations
(615) 234-8940
IR@surgerypartners.com